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                                                                    EXHIBIT 23.3



                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statement of CompDent Corporation, on Form S-8 of our report dated January 29, 1996, on our audits of the consolidated financial statements and financial statement schedules of CompDent Corporation as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994, which report is incorporated by reference in the Annual Report on Form 10-K and of our report dated January 26,1996 on our audit of the combined financial statements of Texas Dental Plan, Inc. and Affiliates as of and for the year ended December 31, 1995 which report is included on Form 8-KA.


                                            /s/ Coopers & Lybrand L.L.P.


Birmingham, Alabama
September 12, 1996